EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                    We hereby consent to the inclusion of our report dated July 14, 2007 on the audit of the financial statements of ReoStar Energy Corporation for March 31, 2007 and for the two years ended December 31, 2006 and for the three month period ended March 31. 2007 which report is included in this Annual Report on Form 10-KSB.

/s/Killman, Murrell & Company, P. C.
Killman, Murrell & Company, P.C.
Odessa, Texas
July 14, 2007